Exhibit 99.1

Halcón Resources Files for Court Approval of Prepackaged Plan of Reorganization

HOUSTON, TEXAS, Aug. 07, 2019 (GLOBE NEWSWIRE) — Halcón Resources Corporation (OTC PINK: HKRS) (“Halcón” or the “Company”) and its subsidiaries today announced that they filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas to pursue a prepackaged plan of reorganization (the “Plan”) in accordance with its previously announced comprehensive balance sheet restructuring efforts with the support of its major stakeholders, including members of an ad hoc group of creditors (the “Ad Hoc Group”) holding Halcón’s 6.75% Senior Notes due 2025.  Under the Plan, the Company will eliminate more than $750 million in debt and will reduce annual interest expense by more than $40 million.

The terms of the Plan provide that holders of the Company’s $625 million outstanding 6.75% Senior Notes (the “Unsecured Noteholders”) will receive 91.0% of the common stock of reorganized Halcón (the “New Common Shares”) and existing common shareholders will receive 9.0% of the New Common Shares (each prior to dilution and subject to certain other exceptions).  Existing common shareholders will also be granted warrants that provide them with the opportunity to purchase up to 30% of the New Common Shares at prices based on Unsecured Noteholders achieving certain recovery levels.  As part of the transaction, certain members of the Ad Hoc Group have also committed to backstop a $150,150,000 new money equity rights offering of New Common Shares, which is being offered to Unsecured Noteholders on a pro rata basis.  Existing holders of common stock will also be offered the right to participate in a $14,850,000 new money equity rights offering on a pro rata basis.  The rights offerings will provide the Company with $165 million of proceeds if fully subscribed.

The Company has received a commitment for a $35 million debtor-in-possession credit facility from certain members of the Ad Hoc Group to fund operations during the bankruptcy process. Halcón has also received an underwritten commitment from BMO Harris Bank, N.A. for a new $750 million senior secured revolving credit facility, which will be arranged by BMO Capital Markets Corp., effective upon exit from bankruptcy with an expected initial borrowing base of $275 million. The Company expects to have liquidity in excess of $150 million upon exit from the chapter 11 cases, with leverage below 1.5x (net debt/LTM EBITDA).

The Company expects to emerge from bankruptcy within approximately 60 days.  The Company plans, subject to approval by the Bankruptcy Court, to continue to pay vendors, royalty owners and other parties in ordinary course throughout the bankruptcy process.

Information about the chapter 11 cases can be found on http://www.kccllc.net/halcon.  The Company has also posted FAQs and other restructuring information on its website at http://www.halconresources.com.

Perella Weinburg Partners and Tudor Pickering Holt & Co. are acting as financial advisors, Weil, Gotshal & Manges LLP is acting as legal counsel and FTI Consulting, Inc. is acting as restructuring advisor to the Company in connection with the Restructuring Plan.  Ducera Partners LLC is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison is acting as legal advisor to the Unsecured Noteholders.

More detailed information of the Plan is available in the Company’s Restructuring Support Agreement, which was filed on Form 8K with the U.S. Securities and Exchange Commission (“SEC”) on August 5, 2019.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could”   be   taken,   occur   or   be   achieved.  Forward-looking   statements   are   based      on current beliefs and expectations and involve certain  assumptions  or  estimates that  involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the RSA;  risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization, potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization, effects on market price of the Company’s common stock and on the Company’s ability to access the capital markets, and the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Quentin Hicks

EVP, CFO & Treasurer Halcón Resources

(303) 802-5541